                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 13, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Reports to Shareholders of Top 50 World Fund, Top 50 US Fund, Top 50 Europe Fund, Top 50 Asia Fund, Japanese Equity Fund and European Mid-Cap Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Information" in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
May 3, 2001